WASATCH PHARMACEUTICAL
                                 K. John Gustat
                                Stock Option Plan

                            OPTION TO PURCHASE UP TO
                               4,100,000 SHARES OF
                                  COMMON STOCK


         This Stock Option, dated as of December 21, 2000 ("Date of Grant"), is granted by Wasatch Pharmaceutical, Inc., a Utah corporation ("Company"), to K. John Gustat ("Optionee"), pursuant to the terms of the Business Consulting Agreement, dated December 19, 2000 (the "Consulting Agreement). The Consulting Agreement contains terms governing the grant of the Stock Options by the Company to Optionee, and all provisions of the Consulting Agreement are hereby incorporated herein in full by reference. Except as otherwise indicated herein, terms used in this Stock Option Plan has the same meanings set forth in the Consulting Agreement.

         NOW, THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration rendered to the Company by Optionee, the receipt and sufficiency of which the Company acknowledges, the parties hereto hereby agree as follows:

         1. Grant. The Company hereby grants to the Optionee an option (the "Option") to purchase up to Four Million One Hundred Thousand (4,100,000) shares of the Company's common stock, no par value per share (the "Option Shares") at the following prices per share (the "Purchase Price" or "Exercise Price"):

a.       100.000 shares will be exercisable at $0.001 per share;

b.       250,000 shares will be exercisable at $0.25 per share;

c.       2,150,000 shares will be exercisable at $0.25 per share; and

d. 1,600,000 shares will be exercisable at a price per share that equals seventy percent (70%) of the closing bid price on the date that the Company receives the Optionee's Notice of Exercise (Attached hereto as Exhibit A). The minimum applicable closing bid price for determining the Exercise Price for the shares in this subsection 1. (d) will be $0.37. The minimum Exercise Price is, therefore, $0.26 per share.

         Both the Purchase Price and the number of Option Shares purchasable may be adjusted pursuant to Paragraph 7 hereof.

         2. Term and Vesting. The Option granted herein is fully vested on the date of grant and is exercisable in whole or from time to time in part during the period beginning on the Date of Grant, ending at 12:00 o'clock a.m. (Mountain Time) on December 30, 2006, except as provided in Paragraph 4 hereof or otherwise herein.

         3. Exercise of Option. During the Optionee's life, this Option may only be exercised by Optionee or a permitted assign. This Option may only be exercised by (and shall be deemed exercised upon) presentation of this at the principal offices of the Company with written notice to the Company's Secretary advising the Company of the Optionee's election to purchase Option Shares, specifying the number of Option Shares being purchased and accompanied by due

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payment. No Option Shares shall be issued until full payment is made therefor.
Optionee shall make payment in cash, represented by bank or cashier's check, certified check or money order, personal check, or made by bank wire transfer to:

                  KEY BANK
                  5101 South State Street
                  Murray, UT 84107

                  BANK ABA  #:      124000737
                  TO ACCOUNT OF:    WASATCH PHARMACEUTICAL, INC.
                  ACCOUNT #:        440411145616

         4. Issuance of Option Shares; Registration. Upon proper exercise of this Option, the Company shall mail or deliver to the Optionee, as promptly as practicable, a stock certificate or certificates representing the Option Shares purchased. The Company shall not be required to sell or issue any shares under the Option if the issuance of such shares shall constitute a violation of any applicable law or regulation or of any requirements of any securities exchange or quotation medium upon which the Company's common stock may be listed.

         If the Option Shares purchasable have not been registered under the Securities Act of 1933, as amended (the "Act"), under cover of Form S-8 at the time the Optionee desires to make any exercise thereof, then the Company agrees that it will and shall be obligated to register the Option Shares promptly under the Act, on Form S-8, at the Company's sole expense. If for any reason Form S-8 is not then available for the registration of the Option Shares, then (i) the Company agrees that it will at its expense take such steps as may be required to become eligible to use Form S-8, including if necessary the filing of an appropriate registration statement under Section 12(g) of the Securities Exchange Act of 1934, as amended, at the Company's sole expense, and (ii) the term during which this Option may be exercised shall be automatically extended for the period of time from the Optionee's first request for exercise of this Option through the date the registration statement on Form S-8 becomes effective.

         If Form S-8 has been withdrawn and no similar form then is available, then the Company shall be required to exercise the Option Shares at its sole expense under cover of a different available registration statement. The Optionee's right to obtain registration of the Option Shares under cover of Form S-8 or other appropriate form is judicially enforceable, and the Company shall bear and reimburse all of Optionee's expenses, including actual attorneys' fees, incurred in judicially enforcing this right.

         5. Limitations on Transfer or Encumbrance of this Option. This Option may not be transferred or assigned in any manner by the Optionee, except as permitted in this Section.

         (a) This Option may be transferred by will or trust upon the Optionee's death, or under the laws of descent and distribution, or pursuant to a "qualified domestic relations order" as defined in Title I of the Employee Retirement Income Security Act (ERISA) or as otherwise permitted by Title I of ERISA. The same restrictions on transfer or assignment shall apply to any heirs, devisees, beneficiaries, legal representatives or other persons acquiring this Option or an interest herein under such an instrument or by operation of law.

         Further, this Option shall not be pledged, hypothecated or otherwise encumbered, by operation of law or otherwise, nor shall it be subject to execution, attachment or similar process. Any attempt to transfer or otherwise dispose of this Option in contravention of its terms shall void this Option.

         (b) After the death of the Optionee, his executors, administrators or personal representatives, or any person or persons to whom the Option may be transferred by will, trust or by the laws of descent and distribution, shall have the right, at any time prior to termination hereof, to exercise this Option pursuant to its terms. However, nothing contained in this Option shall be construed to extend its term or to permit exercise of this Option after expiration of its term, nor shall it be construed to increase the number of shares as to which this Option is exercisable from the amount exercisable on the date of termination of the Optionee's employment or relationship as a consultant or director.

         (c) This Option confers no right upon the Optionee with respect to the continuation of his employment (or his position as an officer, director or other provider of services) with the Company or any parent or subsidiary of the Company, and shall not interfere with the right of the Company, or any parent or subsidiary of the Company, to terminate such relationship(s) at any time in accordance with law and any agreements then in force.

         6. No Rights as Stockholder. The Optionee shall have no rights as a stockholder with respect to Option Shares until the date a stock certificate is issued for such shares. No adjustment for dividends, or otherwise, except as provided in Paragraph 7, shall be made if the record date therefor is prior to the date of exercise of such Option.

         7. Changes in the Company's Capital Structure. The existence of this Option shall not limit or affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Option Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. The Option Shares are shares of the Common Stock of the Company as currently constituted. In certain instances, the number of Option Shares purchasable and the exercise price of this Option shall be adjusted as provided herein. Every adjustment in this Option shall be made without change in the total exercise price payable but with a corresponding adjustment in the exercise price per share and number (and if applicable, kind) of Option Shares purchasable. In the event of the dissolution or liquidation of the Company, any outstanding and unexercised options shall terminate as of a future date to be fixed by the Board of Directors.

         (a) If, prior to the Company's delivery of all the Option Shares subject to this Option, the Company shall effect a subdivision (split) or combination (reverse split) of shares or other capital readjustment, the payment of a common stock dividend, or other increase or reduction of the number of shares of common stock outstanding, without receiving compensation therefor in money, services or property, then (i) in the event of an increase in the number of such shares outstanding, the Purchase Price shall be proportionately reduced and the number of Option Shares then still purchasable shall be proportionately increased; and (ii) in the event of a reduction in the number of such shares outstanding, the Purchase Price payable per share shall be proportionately increased and the number of Option Shares then still purchasable shall be proportionately reduced. If the Company shall effect any change in the nature of a recapitalization or reclassification which changes the Common Shares into a different class or type of shares, then this Option shall thereafter permit the purchase of such number of the different class or type of shares into which the number of Option Shares purchasable (if then outstanding) would have been changed as of the date of the change.

         (b) If, prior to the Company's delivery of all the Option Shares subject to this Option, the outstanding Common Stock shall be hereafter increased or decreased, or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of any "Reorganization," defined as any reorganization, merger, consolidation, share exchange or other business combination involving the Company, or any sale or lease of all or substantially all of the assets of the Company, then appropriate adjustment shall be made in the number and kind of shares as to which this Option shall be exercisable, to the end that the proportionate interest of the Optionee shall, to the extent practicable, be maintained as before the occurrence of such event. The Board of Directors shall provide to Optionee not less than thirty (30) calendar days' advance written notice of any date fixed by the Board of Directors pursuant to this Paragraph 7 and of the terms of any Reorganization. Optionee shall have the right during such period to exercise this Option only to the extent that the Option was exercisable on the date such notice was provided to the Optionee.

         (c) Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the Purchase Price or the number of Option Shares then subject to this Option.

         8. Withholding Taxes. Pursuant to applicable federal and state laws, the Company may be required to collect withholding taxes upon any exercise of this Option. The Company may require, as a condition to any exercise of this Option, that the Optionee concurrently pay to the Company the entire amount or a portion of any taxes which the Company is required to withhold by reason of such exercise, in such amount as the Board of Directors or Compensation Board of Directors of the Board in its discretion may determine. In lieu of part or all of any such payment, the Optionee may elect, with the consent of the Board of Directors or Compensation Committee, to have the Company withhold from the Option Shares to be issued upon exercise of this Option that number of shares having a fair market value equal to the amount which the Company is required to withhold.

         9. Notices. Any notice hereunder by the Optionee shall be given to the Company in writing, and such notice and any payment by the Optionee hereunder shall be deemed duly given or made only upon receipt thereof at the Company's office at 310 East 4500 South, Suite 450, Murray, UT. 84107, or at such other address as the Company may designate by notice to the Optionee. Any notice or other communication to the Optionee hereunder shall be in writing and shall be deemed duly given or made if mailed or delivered to the Optionee at the last address as the Optionee may have on file with the Company's Secretary.

         10. Litigation. By accepting this Option, the Optionee agrees that, in the event Optionee or Optionee's successor should bring any lawsuit or other action or proceeding ("Action") against the Company or an Affiliated Company based upon or arising in relation to this Option, the party not prevailing in the Action shall be required to reimburse the costs and expenses, including reasonable attorneys' fees, incurred by the party prevailing in such action and appealing any award by a lower court.

         12. Governing Law. This Option shall be governed under and construed in accordance with the laws of the State of Utah or applicable successor law if the Company should redomicile from the State of Colorado to a different jurisdiction. This address shall be binding on the Company and the Optionee and all successors, assigns, heirs, devisees and personal representatives thereof.

         13. Option Status. This Option is not granted under any stock option or similar plan of the Company but is a written compensation contract that shall constitute an "employee benefit plan of the Company within the meaning of Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended.

         IN WITNESS WHEREOF, the Company has executed this Stock Option as of December 21, 2000.

                                             WASATCH PHARMECEUTICAL, INC.




                                             By /s/ Gary V. Heesch
                                                -----------------------------
                                                    Authorized Officer

By /s/ David K. Giles
   -----------------------
        Secretary